Exhibit 10.10

BOMBAX HEALTHCARE ACQUISITION CORPORATION

221 Henderson Road

#01-05 Henderson Road

Singapore 159557

[●], 2022

Bombax Capital Partners Limited
Second Floor, Century Yard, Cricket Square

P.O. Box 902

Grand Cayman, KY1-1103

Cayman Islands

Re: Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Bombax Healthcare Acquisition Corporation (the “Company”) and Bombax Capital Partners Limited (“Bombax Capital”) will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-260274) and related prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination (as defined in the Registration Statement) or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Bombax Capital shall make available, or cause to be made available, to the Company, at 221 Henderson Road, #01-05 Henderson Road Singapore 159557 (or any successor location of Bombax Capital), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Bombax Capital the sum of $20,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) Bombax Capital hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement in or to, and any and all right to seek payment of any amounts due to it (each, a “Claim”) out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

BOMBAX HEALTHCARE ACQUISITION CORPORATION

By:
Name:	Gary Chan
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

BOMBAX CAPITAL PARTNERS LIMITED

By:
Name:	Tak Cheung Yam
Title:	Director

Signature Page to Administrative Support Agreement